Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On February 27, 2015, Mylan Inc. (“Mylan”) completed the acquisition of Abbott Laboratories (“Abbott”) non-U.S. developed markets specialty and branded generics business (the “Business”) in an all-stock transaction. Immediately after the transfer of the Business, Mylan merged with a wholly owned subsidiary of Mylan N.V. (“New Mylan”), (together with the transfer of the Business, the “Transaction”) with Mylan becoming a wholly owned indirect subsidiary of New Mylan. Mylan’s outstanding common stock was exchanged on a one to one basis for New Mylan ordinary shares.

The following unaudited pro forma financial information gives effect to the Transaction. The Transaction will be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations, with Mylan as the acquirer. The unaudited pro forma financial statements have been compiled and prepared in accordance with U.S. GAAP. The unaudited pro forma balance sheet as of December 31, 2014 is based on the consolidated balance sheet of Mylan and the combined balance sheet of the Business as of December 31, 2014 and has been prepared to reflect the Transaction as if it had occurred on December 31, 2014. The unaudited pro forma statements of operations for the year ended December 31, 2014 are based on the consolidated statement of operations of Mylan and the combined statement of earnings of the Business and combine the results of operations of Mylan and the Business for the year ended December 31, 2014. The unaudited pro forma statements of operations for the year ended December 31, 2014 give effect to the Transaction as if it had occurred on January 1, 2014, reflecting only pro forma adjustments that are factually supportable, directly attributable to the Transaction, and expected to have a continuing impact on the combined results.

The unaudited pro forma financial information is for informational purposes only. It does not purport to indicate the results that would have actually been attained had the Transaction been completed on the assumed date or for the period presented, or which may be realized in the future. To produce the unaudited pro forma financial information, New Mylan allocated the purchase price of the Business using its best estimates of fair value. These estimates are based on the most recently available information. To the extent there are significant changes to the business of the Business, the assumptions and estimates herein could change significantly. The allocation of the purchase price of the Business is dependent upon certain valuation and other studies that are not yet final. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustments as additional information becomes available, and as additional analysis are performed. There can be no assurances that the final valuation will not result in material changes to the purchase price allocation. Furthermore, New Mylan could have reorganization and restructuring expenses as well as potential operating efficiencies as a result of combining Mylan and the Business. The unaudited pro forma financial information does not reflect these potential expenses and efficiencies. The unaudited pro forma financial information should be read in conjunction with the combined financial statements of the Business and the related notes thereto, included in this current report on Form 8-K/A, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015.

Mylan N.V.

Unaudited Pro Forma Balance Sheet Information

as of December 31, 2014

(in millions)

	Historical
	Mylan Inc. December 31, 2014	The Business December 31, 2014	Pro Forma Reclassification	Note	Pro Forma Adjustments	Note	Mylan N.V. Pro Forma Combined
ASSETS
Assets
Current assets:
Cash and cash equivalents	$225.5	$14.0	$—		$(14.0)	5a	$209.6
					(15.9)	5d
Accounts receivable, net	2,268.5	467.0	20.0	4a	—		2,755.5
Inventories	1,651.4	232.0	—		(35.0)	5a	1,902.4
					54.0	5e
Deferred income tax benefit	345.7	51.0	—		5.6	5l	402.3
Prepaid expenses and other current assets	2,295.8	88.0	(20.0)	4a	(20.0)	5a	2,343.8

Total current assets	6,786.9	852.0	—		(25.3)		7,613.6
Property, plant and equipment, net	1,785.7	141.0	—		16.3	5f	1,943.0
Intangible assets, net	2,347.1	709.0	—		4,047.0	5g	7,103.1
Goodwill	4,049.3	950.0	—		(950.0)	5i	5,999.5
					1,950.2	5i
Deferred income tax benefit	83.4	—	127.4	4b	—		210.8
Other assets	834.2	140.0	(127.4)	4b	—		846.8

Total assets	$15,886.6	$2,792.0	$—		$5,038.2		$23,716.8

LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Trade accounts payable	$905.6	$176.0	$35.0	4c	$(16.0)	5a	$1,100.6
Short-term borrowings	330.7	—	—		—		330.7
Income taxes payable	160.7	—	—		—		160.7
Current portion of long-term debt and other long-term obligations	2,474.4	—	—		—		2,474.4
Deferred income tax liability	0.2	—	2.0	4d	9.8	5h	12.0
Other current liabilities	1,434.1	335.0	(35.0)	4c	(91.5)	5a	1,674.1
			(2.0)	4d	33.5	5k
				4e

Total current liabilities	5,305.7	511.0	—		(64.2)		5,752.5
Long-term debt	5,732.8	—	—		—		5,732.8

Other long-term obligations	1,336.7	138.0	(79.0)	4d	—		1,395.7
Deferred income tax liability	235.4	—	79.0	4d	983.4	5h	1,297.8

Total liabilities	12,610.6	649.0	—		919.2		14,178.8

Equity
Ordinary shares	273.3	—	—		55.0	5b	242.9
					(85.4)	5m
Additional paid-in capital	4,212.8	—	—		6,250.8	5b	6,706.5
					15.2	5l
					(3,772.3)	5m
Net parent company investment in the Business	—	2,382.0	—		38.5	5a	—
					(239.0)	5j
					(2,181.5)	5j
Retained earnings	3,614.5	—	—		(15.9)	5d	3,555.5
					(33.5)	5k
					(9.6)	5l
Accumulated other comprehensive (loss) income	(987.0)	(239.0)	—		239.0	5j	(987.0)

	7,113.6	2,143.0	—		261.3		9,517.9
Noncontrolling interest	20.1	—	—		—		20.1
Less: Treasury Stock	3,857.7	—	—		(3,857.7)	5m	—

Total equity	3,276.0	2,143.0	—		4,119.0		9,538.0

Total liabilities and equity	$15,886.6	$2,792.0	$—		$5,038.2		$23,716.8

Mylan N.V.

Unaudited Pro Forma Statements of Operations

for the Year Ended December 31, 2014

(in millions, except per share amounts)

	Historical
	Mylan Inc. December 31, 2014	The Business December 31, 2014	Pro Forma Reclassification	Note	Pro Forma Adjustments	Note	Mylan N.V. Pro Forma Combined
Revenues:
Net sales	$7,646.5	$1,985.0	$—		$—		$9,631.5
Other revenues	73.1	—	—		—		73.1

Total revenues	7,719.6	1,985.0	—		—		9,704.6
Cost of sales	4,191.6	933.0	—		307.7	6a	5,486.3
					54.0	6b
					—	6d

Gross profit	3,528.0	1,052.0	—		(361.7)		4,218.3
Operating expenses:
Research and development	581.8	104.0	—		—		685.8
Selling, general, and administrative	1,625.7	646.0	—		(97.2)	6c	2,175.0
					0.5	6d
Litigation settlements, net	47.9	—	—		—		47.9
Other operating income, net	80.0	—	—		—		80.0

Total operating expenses	2,175.4	750.0	—		(96.7)		2,828.7

Earnings from operations	1,352.6	302.0	—		(265.0)		1,389.6
Interest expense	333.2	—	—		—		333.2
Other expense, net	44.9	3.0	—	4f	—		47.9

Earnings before income taxes and noncontrolling interest	974.5	299.0	—		(265.0)		1,008.5
Income tax (benefit) provision	41.4	34.0	—		(65.9)	6e	9.5

Net earnings	933.1	265.0	—		(199.1)		999.0
Net earnings attributable to the noncontrolling interest	(3.7)	—	—		—		(3.7)

Net earnings attributable to New Mylan ordinary shareholders	$929.4	$265.0	$—		$(199.1)		$995.3

Earnings per ordinary share attributable to New Mylan ordinary shareholders:
Basic	$2.49						$2.06

Diluted	$2.34						$1.96

Weighted average ordinary shares outstanding:
Basic	373.7				110.0	6f	483.7

Diluted	398.0				110.0	6f	508.0

Notes to Unaudited Pro Forma Financial Statements

1.	General

On July 13, 2014, the Company entered into a definitive agreement with Abbott Laboratories (“Abbott”) to acquire Abbott’s non-U.S. developed markets specialty and branded generics business (the “Business”) in an all-stock transaction. On November 4, 2014, the Company and Abbott entered into an amended and restated definitive agreement implementing the transaction (the “Transaction Agreement”). The transaction, defined below, closed on February 27, 2015, after receiving approval from Mylan’s shareholders on January 29, 2015. At closing, Abbott transferred the Business to Mylan N.V. (“New Mylan”) in exchange for 110,000,000 ordinary shares of New Mylan. Immediately after the transfer of the Business, Mylan merged with a wholly owned subsidiary of New Mylan (together with the transfer of the Business, the “Transaction”) with Mylan becoming a wholly owned indirect subsidiary of New Mylan. Mylan’s outstanding common stock was exchanged on a one to one basis for New Mylan ordinary shares. As a result of the Transaction, New Mylan’s corporate seat is located in Amsterdam, the Netherlands and its principal executive offices are located in Potters Bar, United Kingdom. New Mylan also has global centers of excellence in the U.S., Europe and India.

The purchase price of the Transaction, which was on a debt-free basis, was $6.31 billion based on the closing price of Mylan stock as of the Transaction closing date, as reported by the NASDAQ Stock Market. As a result of the Transaction, Mylan Inc. shareholders own approximately 78% of New Mylan and Abbott’s subsidiaries own approximately 22% of New Mylan. New Mylan, Abbott and Abbott’s subsidiaries entered into a shareholder agreement in connection with the Transaction.

The unaudited pro forma financial information gives effect to the combination of Mylan and the Business in the Transaction to be accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under ASC 805, the acquirer is usually the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. The acquirer usually is also the combining entity whose relative size is significantly larger than that of the other combining entity or entities. As a result, Mylan is treated as the acquirer.

The historical financial information has been adjusted in the unaudited pro forma financial information to give effect to pro forma events that are: directly attributable to the Transaction; factually supportable; and, with respect to the unaudited pro forma statement of operations, expected to have a continuing impact on the results of New Mylan. As such, the impact from Transaction-related expenses is not included in the unaudited pro forma statement of operations. However, the impact of these expenses is reflected in the unaudited pro forma balance sheet as a decrease to cash and cash equivalents with a corresponding decrease to retained earnings.

The unaudited pro forma financial information does not reflect any cost savings, the associated costs to achieve such savings, or operating synergies that could result from the Transaction.

Assumptions and estimates underlying the pro forma adjustments are described in Notes 4, 5, and 6. Since the unaudited pro forma financial information has been prepared based on preliminary estimates, which are subject to change pending further review of the assets acquired and liabilities assumed and the final purchase price and its allocation thereof. Differences from the preliminary estimates could be material.

The unaudited pro forma financial information has been presented for informational purposes only and is not necessarily indicative of the results of operations or financial position that would have been achieved had the Transaction been consummated on the dates indicated above, or the future consolidated results of operations or financial position of New Mylan.

2.	Basis of Presentation

The unaudited pro forma financial information should be read in conjunction with the combined financial statements of the Business, included in this current report on Form 8-K/A, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015.

Notes to Unaudited Pro Forma Financial Statements - Continued

The unaudited pro forma financial information has been prepared using the acquisition method of accounting. For accounting purposes, Mylan has been treated as the acquirer in the Transaction. Acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been presented solely for the purpose of providing the unaudited pro forma financial information and will be revised as additional information becomes available and as additional analysis is performed. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of judgment in determining the appropriate assumptions and estimates. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma financial information and New Mylan’s future results of operations and financial position.

The Transaction has been accounted for using Mylan’s historical information and accounting policies and combining the assets and liabilities of the Business at their respective estimated fair values. The assets and liabilities of the Business have been measured based on various preliminary estimates using assumptions that New Mylan’s management believes are reasonable and utilizing information currently available. Use of different estimates and judgments could yield materially different results. The total purchase price was measured using the closing market price of Mylan common stock as of February 27, 2015. The purchase price allocation is preliminary and subject to finalization. Differences from these preliminary estimates could be material.

Acquisition-related transaction costs, such as investment banker, advisory, legal, valuation, and other professional fees are not included as a component of consideration transferred but are expensed as incurred. During the year ended December 31, 2014, transaction costs incurred by Mylan and the Business totaled $50.2 million and $47.0 million, respectively. These costs are included in the results of operations and eliminated in the unaudited pro forma income statement adjustments. Additionally, the unaudited pro forma balance sheet reflects approximately $16 million of anticipated acquisition-related transaction costs to be incurred by New Mylan in 2015 as a reduction of cash with a corresponding decrease in retained earnings. No tax effect was recorded for these costs as their deductibility has not been assessed. These costs are not presented in the unaudited pro forma statement of operations because they will not have a continuing impact on the consolidated results of New Mylan.

The unaudited pro forma financial information does not reflect any cost savings, operating synergies, or revenue enhancements that New Mylan may achieve as a result of the Transaction or the costs to combine the operations of Mylan and the Business or the costs necessary to achieve these cost savings, operating synergies, and revenue enhancements.

3.	Purchase Price

Upon consummation of the Transaction, Abbott received 110,000,000 New Mylan ordinary shares as a consideration of the Business Transfer.

(in millions, except share amounts)
Number of New Mylan ordinary shares issued to Abbott	110,000,000
Mylan common stock per share closing price, as of February 27, 2015	$57.33

Total purchase price	$6,305.8

Goodwill	$1,950.2

4.	Pro Forma Reclassification Adjustments

Certain reclassifications have been recorded to the Business’s historical financial statements to conform to New Mylan’s presentation, as follows:

a. A reclassification adjustment of $20.0 million has been recorded to reduce the balance in prepaid expenses and other current assets and increase the balance in accounts receivable related to the classification of other receivables in accordance with New Mylan’s grouping of accounts.

b. A reclassification adjustment of $127.4 million has been recorded to reduce other assets and increase the balance in the non-current deferred income tax asset in accordance with New Mylan’s grouping of accounts.

Notes to Unaudited Pro Forma Financial Statements - Continued

c. A reclassification adjustment of $35.0 million has been recorded to reduce the balance in other current liabilities and increase the balance in accounts payable related to VAT taxes in accordance with New Mylan’s grouping of accounts.

d. A reclassification adjustment of $2.0 million has been recorded to reduce other current liabilities and increase the balance in the current deferred income tax liability. Additionally, a reclassification adjustment of $79.0 million has been recorded to reduce other long-term obligations and increase the balance in the non-current deferred income tax liability. The reclassifications were made in accordance with New Mylan’s grouping of accounts.

e. New Mylan has reclassified salaries, wages and commissions of $58.0 million as of December 31, 2014, from the historical Business to other current liabilities in accordance with New Mylan’s grouping of accounts.

f. New Mylan has reclassified net foreign exchange losses of $3.0 million for the year ended December 31, 2014, from the historical Business to other expense, net, in accordance with New Mylan’s grouping of accounts.

New Mylan is currently conducting a review of the Business’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of Business’s results of operations or reclassification of assets or liabilities to conform to New Mylan’s accounting policies and classifications. New Mylan may identify differences between the accounting policies that, when conformed, could have a material impact on this unaudited pro forma financial information. During the preparation of the pro forma financial information, New Mylan was not aware of any material differences between accounting policies, except for certain reclassifications necessary to conform to New Mylan’s financial presentation, and accordingly, this unaudited pro forma financial information do not assume any material differences in accounting policies between New Mylan and the Business.

5.	Unaudited Pro Forma Combined Balance Sheet Adjustments

The unaudited pro forma financial information has been prepared using the combined financial statements of the Business and the related notes thereto, included elsewhere in this current report on Form 8-K/A, as well as certain assumptions made by New Mylan. Adjustments included in the unaudited pro forma balance sheet are represented by the following:

(in millions)	Note	Amount
Purchase consideration
Fair value of total consideration transferred	5b	$6,305.8
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of the Business’s net assets	5c	2,143.0
Net liabilities not included in the Transaction	5a	38.5
Elimination of the Business’s historical goodwill	5i	(950.0)

Net assets to be acquired		1,231.5
Preliminary estimate of fair value adjustment of net assets acquired
Inventories	5e	54.0
Property, plant and equipment	5f	16.3
Intangible assets, net	5g	4,047.0
Deferred income tax liability	5h	(993.2)

Goodwill	5i	$1,950.2

Notes to Unaudited Pro Forma Financial Statements - Continued

a. Reflects the elimination of certain assets and liabilities included in the Business’s historical financial combined balance sheet that were not acquired or assumed by New Mylan. The excluded assets and liabilities include the following items:

(in millions)
Cash and cash equivalents	$14.0
Inventories	35.0
Prepaid expenses and other current assets	20.0
Trade accounts payable	16.0
Other current liabilities	91.5

Net liabilities not included in the Transaction	$(38.5)

b. As a result of the Transaction, Abbott received 110,000,000 New Mylan ordinary shares as consideration for the Business Transfer.

c. Reflects the acquisition of $2.14 billion of historical book value of net assets of the Business as of December 31, 2014.

d. Reflects the recognition of $66.1 million of transaction costs expected to be incurred by New Mylan. Of these costs, $50.2 million was incurred and included in New Mylan’s results of operations for the year ended December 31, 2014. The remaining $15.9 million is expected to be incurred through the consummation of the Transaction. These fees are recorded against retained earnings solely for the purposes of this presentation. There is no continuing impact of these transaction costs on the combined operating results and, as such, these fees are not included in the pro forma statement of operations.

e. Represents the estimated adjustment to step-up inventory to fair value of $54.0 million. The estimated step-up in inventory is preliminary and is subject to change based upon final determination of the fair values of finished goods and work in-process inventories. New Mylan will reflect the fair value of the inventory of the Business as the acquired inventory is sold, which for purposes of these unaudited pro forma financial information is assumed to occur within the first year after closing.

f. Represents the estimated adjustment to step-up property, plant and equipment to fair value of $16.3 million. The estimated step-up is preliminary and is subject to change.

g. The fair value adjustment estimate for identifiable intangible assets of $4.05 billion is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset. This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final fair value determination for identified intangibles may differ materially from this preliminary determination.

The fair value adjustment estimate of identifiable intangible assets is preliminary and is determined using the “income approach,” which is a valuation technique that calculates an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each product (including net revenues, cost of sales, research and development costs, selling and marketing costs, and working capital), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream, and other factors. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

h. Reflects the deferred income tax liability adjustment of $993.2 million resulting from fair value adjustments for the inventory, property, plant and equipment and identifiable intangible assets acquired. This estimate was determined based on the excess book basis over the tax basis of the inventory, property plant and equipment and identifiable intangible assets acquired at the applicable statutory tax rates. This estimate of deferred income tax liabilities is preliminary and is subject to change based upon New Mylan’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed pursuant to the Transaction.

Notes to Unaudited Pro Forma Financial Statements - Continued

i. Reflects the elimination of the Business’s historical goodwill amount and the recognition of goodwill related to the Transaction. Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The estimated goodwill calculation is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed. Goodwill is not amortized, but is assessed at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable based on management’s assessment.

j. The adjustments relate to the elimination of the Business’s net parent company investment in the Business after adjusting for excluding assets and liabilities and the elimination of accumulated other comprehensive income.

k. To record the estimated nonrecurring costs of $33.5 million related to the reimbursement to New Mylan’s directors and executive officers for excise taxes resulting from the Transaction.

l. To record the estimated nonrecurring costs of $15.2 million related to the acceleration of the vesting of certain equity-based awards for New Mylan’s directors, executive officers and employees resulting from the Transaction.

m. Reflects the elimination of Mylan’s treasury stock as each share of common stock held in treasury has been cancelled immediately prior to the closing of the Transaction.

6.	Unaudited Pro Forma Combined Income Statement Adjustments

The unaudited pro forma financial information has been prepared using the combined financial statements of the Business and the related notes thereto, included elsewhere in this current report on Form 8-K/A, as well as certain assumptions made by New Mylan. Adjustments included in the accompanying unaudited pro forma statement of operations are represented by the following:

a. Represent an increase in amortization expense associated with fair value adjustments to the carrying value of intangible assets for the year ended December 31, 2014. The increase in amortization expense is recorded as follows:

(in millions)			Amortization
	Useful Lives	Fair Value	Year Ended December 31, 2014
Products Rights and Licenses	14 years	$4,441.0	$317.2
Contractual Rights	2-5 years	315.0	112.5

		$4,756.0	$429.7
Less: Historical Amortization Expense of the Business			122.0

			$307.7

b. Represents an adjustment to cost of goods sold for the amortization expense related to inventory fair value adjustment.

c. Represents the elimination of transaction costs included in the historical financial statements of Mylan and the Business. An adjustment totaling $97.2 million was reflected in the pro forma statements of operations to eliminate transaction costs incurred by Mylan and the Business of $50.2 million and $47.0 million, respectively, for the year ended December 31, 2014. There is no continuing impact of these transaction costs on the combined operating results, and, as such, these fees are not included in the pro forma statement of operations.

d. Represent an adjustment to depreciation expense associated with fair value adjustments to the property, plant and equipment for the year ended December 31, 2014.

e. A weighted average statutory rate of 18.2% was applied to the applicable pro forma adjustments. The total effective tax rate of New Mylan could be significantly different depending on the post-closing geographical mix of income and other factors.

f. Adjustment to increase New Mylan ordinary shares outstanding after the closing of the Transaction. Abbott received 110,000,000 New Mylan ordinary shares as consideration for the Business Transfer, and in the Merger, each issued and outstanding share of Mylan common stock was converted into the right to receive one New Mylan ordinary share.

Notes to Unaudited Pro Forma Financial Statements - Continued

7.	Comparative Per Share Information

The following table sets forth selected historical share information of Mylan and unaudited pro forma share information of New Mylan after giving effect to the Transaction. Per share information for the Business is not presented because the Business did not have outstanding capital stock since its combined financial statements have been prepared on a carve-out basis.

You should read this information in conjunction with the combined financial statements of the Business and the related notes thereto, included in this current report on Form 8-K/A, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015.

(in millions, except per share amounts)	Mylan N.V.
	Year Ended December 31, 2014
	Historical	Pro Forma
Earnings per ordinary share attributable to New Mylan ordinary shareholders:
Basic	$2.49	$2.06

Diluted	$2.34	$1.96

Weighted average ordinary shares outstanding:
Basic	373.7	483.7

Diluted	398.0	508.0